UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on or about May 9, 2012, Yum! Brands, Inc. sent the following communication to certain shareholders.

To: Yum Employees
From: Timothy P. Jerzyk, Senior Vice President, Investor Relations
Re: Vote Your Yum! Shares

Our annual shareholder meeting is quickly approaching. The meeting will be held on Thursday, May 17th. If you own shares of Yum! directly or through a broker or the 401(k) plan, we encourage you to vote those shares at your earliest convenience. Your participation in this process is important to ALL of us, and we encourage you to vote today.
As a reminder, our Board of Directors recommends that you vote FOR items 1, 2 and 3 and AGAINST items 4 and 5.
The purposes of the meeting are:

1.	Election of All Nominees for Director

2.	Ratification of Independent Auditors

3.	Advisory Vote to Approve Executive Compensation

4.	Shareholder Proposal to Appoint an Independent Chairman

5.	Shareholder Proposal to Adopt a Sustainable Palm Oil Policy
All shareholders of Yum! (including those who own Yum! stock through the Yum 401(k)) recently received in the mail at their homes directions on how to vote over the internet and/or through the mail. This mailing included your control number which is required to vote your shares at www.proxyvote.com.
The deadline for voting is Wednesday, May 16th. If you have any questions regarding the voting procedures, please contact Linda Neat at 502-874-2742.
Thanks for your support.